Exhibit 99.1

United Development Funding IV Receives Delisting Notice From Nasdaq

GRAPEVINE, Texas, Oct. 18, 2016 (GLOBE NEWSWIRE) -- United Development Funding IV (“UDF IV” or the “Trust”) announced that it received a written notification letter from The NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Nasdaq Hearings Panel (“Panel”) had determined to delist the shares of the Trust from Nasdaq because the Trust has not filed its Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”) and its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2016 (the “2016 Forms 10-Q” and collectively with the 2015 Form 10-K, the “Reports”) by October 17, 2016, the deadline by which the Trust was to file all Reports in order to regain compliance with Nasdaq Listing Rule 5250(c)(1).

Accordingly, the trade halt that has been in place since February 2016 will be converted to a trading suspension effective at the open of business on October 19, 2016. While this suspension will occur at the open of business on October 19, 2016, the Trust currently plans to appeal the Panel’s determination to delist the Trust’s shares, although no assurance can be given regarding whether the Panel will grant the appeal or whether the appeal will ultimately be successful in preventing the delisting of the Trust’s shares. As stated in the notification letter from Nasdaq, following the suspension of trading of the Trust’s shares on Nasdaq, the Trust’s shares may trade on the over-the-counter market.

On October 13, 2016, the Trust informed Nasdaq that it would be unable to meet the previously granted extended deadline of October 17, 2016 for filing the 2015 Form 10-K and the 2016 Forms 10-Q, as a result of the Trust’s auditors requiring more time to complete the audit. In addition, the Trust informed Nasdaq that the Trust has received a “Wells Notice” from the staff (the “Staff”) of the U.S. Securities and Exchange Commission’s (“SEC”) Division of Enforcement stating that the Staff has made a preliminary determination to recommend that the SEC file an enforcement action against the Trust alleging violations of certain provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Certain individuals associated with the Trust and its advisor also received similar Wells Notices.

A Wells Notice is not a formal allegation or a finding of wrongdoing, but is a preliminary determination by the Staff that it may recommend to the SEC that a civil enforcement action or administrative proceeding be brought against the recipient. Under SEC procedures, a recipient of a Wells Notice has an opportunity to respond in the form of a “Wells submission” that seeks to persuade the SEC that such an action should not be brought. The Trust intends to provide to the Staff a Wells submission to further explain the Trust’s views and its belief that no enforcement action is warranted against the Trust or any individuals associated with the Trust and its advisor. The receipt of the Wells Notice does not change the Trust’s belief that it has complied with all laws and regulations. The Trust is unable to predict how long the SEC process will last, the outcome of the SEC’s investigation or any action that the SEC may decide to pursue, or any other impact on the Trust as a result of the proposed or any actual enforcement action.

While the Trust is unable to provide audited financial statements at this time, the total owed under lines of credit and notes payable has been reduced from approximately $170.9 million at September 30, 2015 to approximately $26.9 million as of October 17, 2016.

About United Development Funding IV

United Development Funding IV is a public Maryland real estate investment trust formed primarily to generate current interest income by investing in secured loans and producing profits from investments in residential real estate. Additional information about UDF IV can be found on its website at www.udfiv.com. UDF IV may disseminate important information regarding its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may relate to anticipated financial performance, business prospects, outcome of regulatory proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. These forward-looking statements are based on management’s current intents, beliefs, expectations and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in these forward-looking statements. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements. Investors should read the cautionary statements set forth in our periodic filings with the U.S. Securities and Exchange Commission.

Investor Contact:

Investor Relations

1-800-859-9338

investorrelations@udfiv.com

Media Contact:

Jeff Eller

469-916-4883

mediarelations@udfiv.com